Exhibit 99.1

News Release

Boeing Corporate Offices
100 North Riverside Plaza
Chicago, IL 60606-1596
www.boeing.com

Boeing to Recognize Third-Quarter Charge for the 747 Program

CHICAGO, Oct. 6, 2009 – The Boeing Company [NYSE: BA] today said it expects a pre-tax charge against third-quarter results of approximately $1.0 billion due to increased production costs and the difficult market conditions affecting its 747-8 program.

Approximately $640 million of the charge reflects higher estimated costs to produce 747-8 airplanes at both Boeing and supplier facilities. As the program assembled major components of initial 747-8 Freighters during the third quarter, it became clear that late maturity of engineering designs has caused greater than expected re-work and disruption in manufacturing. This is resulting in additional resources being applied on the program and higher supplier expenses, which are the primary cost drivers.

The remaining $360 million of the charge relates to challenging market conditions and the company’s decision to maintain the 747-8 production rate at 1.5 airplanes per month nearly two years longer than previously planned, deferring an increase to 2 per month. Higher allocation of fixed expenses and volume-based penalties to suppliers are the main drivers of the additional costs.

Because the 747 program is in a loss position, costs associated with the factors above will be immediately recorded in the third quarter for future 747-8 deliveries.

The company now expects first flight of the 747-8 Freighter to occur by early next year with the flight test program taking place in 2010. First delivery of the 747-8 Freighter is now expected in the fourth quarter of 2010. First delivery of the Intercontinental passenger variant remains scheduled for the fourth quarter of 2011.

The third-quarter tax benefit related to the 747 charge and the previously announced 787 charge is expected to be approximately 31 percent. The full-year tax benefit for both charges is expected to be approximately 37 percent. Boeing will update its 2009 financial guidance on October 21 when it reports third-quarter results.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: the effect of economic conditions in the United States and globally; the impact on our accounts receivable, customer financing portfolios and allowance for losses of customer defaults and changes in customer credit ratings, credit default rates and collateral values; the impact on our revenues and operating results of changes to indices included in indexed price escalation clauses included in our contracts with commercial airplane and defense customers; the successful execution of our Commercial Airplanes and Integrated Defense Systems backlog; the effects of customers canceling, modifying and/or rescheduling contractual orders; the timing and effects of any decisions to increase or decrease the rate of commercial airplane production; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the ability of our suppliers and, as applicable, subcontractors to successfully and timely perform their obligations; the effect on our revenues of political and legal processes, changing defense priorities, and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the impact of volatile fuel prices and the airline industry’s response; the effect of trade and globalization on long-term growth in passenger and cargo traffic; the effect of world trade and credit availability on air cargo traffic; the effect of declines in aircraft valuations; the impact of airline traffic volumes and revenue yields on near-term global airline profitability; the impact on our revenues or operating results of airline bankruptcies; the availability of commercial and government financing and the extent to which we are called upon to fund outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International KC-767 Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; our ability to access external capital resources to fund our operations; the amounts and effects of underinsured operations, including satellite launches; our ability to recover the proportionate amounts owed to us from the other Sea Launch partners; and the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications and guarantees related thereto.

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Contact:

Investor Relations: Diana Sands or Rob Young (312) 544-2140

Communications: 312-544-2002

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